CONTACT: WILLIAM L. PEROCCHI                                       Exhibit 99.1
         EXECUTIVE VP AND CFO
         602-220-6810

                                                FOR IMMEDIATE RELEASE



                  DOUBLETREE CORPORATION COMPLETES ACQUISITION
                               OF RED LION HOTELS

PHOENIX, ARIZONA, November 8, 1996 -- Doubletree Corporation (NASDAQ: TREE) announced today that it has completed its previously announced acquisition of Red Lion Hotels, Inc. following approval of the transaction by Red Lion's shareholders at a meeting held earlier today.

Doubletree is now one of the largest hotel management companies in the United States, with 1995 proforma revenues of about $600 million and revenues under management of $1.4 billion. As contemplated under the transaction, most Red Lion locations will be converted to the Doubletree brand name, enhancing Doubletree's position as a leading full service national lodging brand. The combined operation as of September 30, 1996 had a portfolio of 236 properties totaling 55,497 rooms either owned or under lease, management contract, or franchise agreement throughout the U.S., Mexico, and the Caribbean (net of four properties totaling 1,798 rooms that will be terminated as a result of contractual conflicts).

"We are delighted to welcome Red Lion hotel managers, employees and guests into the Doubletree family," said Richard M. Kelleher, President and Chief Executive Officer of Doubletree Hotels Corporation. "As we have said from the outset, this acquisition launches us on a new phase of growth as our enhanced organization capitalizes on opportunities in the upscale, full-service segment of the North American lodging industry. Our first priority is to engineer a smooth integration of our two operations, building a bigger, better hotel management company that draws from the best of both organizations in order to continue to execute our business strategy of maximizing the value of our owners' hotels.

"We believe that Doubletree is extremely well positioned to grow as a national brand in a consolidating industry over the long-term," Mr. Kelleher said.

Doubletree Corporation is a leading hotel management company and the exclusive franchisor of Doubletree Hotels(R), Doubletree Guest Suites(R), and Club Hotels by Doubletree(R) hotel brands.



                               #       #       #